SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ENERGY TRANSFER PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2838 Woodside Street

Dallas, Texas 75204

March     , 2007

To our common unitholders:

You are cordially invited to attend a special meeting of the common unitholders of Energy Transfer Partners, L.P. to be held at the Hotel ZaZa, 2332 Leonard Street, Dallas, Texas 75201 on May 1, 2007, at 10:00 a.m. local time. The Board of Directors of Energy Transfer Partners, L.L.C. (which we refer to as our board of directors), the general partner of Energy Transfer Partners GP, L.P., our general partner, has called the special meeting. At this important meeting, you will be asked to consider and vote upon a proposal to approve (a) a change in the terms of our class G units to provide that each class G unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Conversion Proposal”). Upon approval of this proposal, all 26,086,957 outstanding class G units will convert into 26,086,957 common units upon the request of the holder of the class G units.

Our board of directors unanimously recommends that the common unitholders approve the proposal.

We are submitting the Conversion Proposal to you following our issuance on November 1, 2006 of the class G units to Energy Transfer Equity, L.P. (“ETE”) in exchange for a cash contribution of $1.2 billion. The price paid by ETE for the class G units was based on a market discount from the closing price for our common units on October 31, 2006. We chose to issue the units as class G units rather than common units because the issuance of common units to ETE in the quantity estimated to be issued would have required a common unitholder vote under the rules of the New York Stock Exchange. Because we were able to sell a substantially large block of equity in a single transaction, without incurring underwriter’s fees, and at a price that was deemed to be reasonable and fair by an independent committee of our board of directors, we issued class G units, which will not convert to common units until such conversion is approved by our common unitholders. We are now asking you to approve this conversion.

Your vote is important. Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly. You will retain the option to revoke it at any time before the vote, or to vote your common units personally if you attend the special meeting. For the Conversion Proposal to be approved, it must have the support of a majority of the common units voted at the special meeting. The class G units are not eligible to vote for the Conversion Proposal.

We urge you to review carefully the attached proxy statement, which contains a detailed description of the proposals to be voted upon at the special meeting.

Sincerely,

Ray C. Davis
Co-Chairman and Co-Chief Executive Officer
Energy Transfer Partners, L.L.C.

Kelcy L. Warren
Co-Chairman and Co-Chief Executive Officer
Energy Transfer Partners, L.L.C.

ENERGY TRANSFER PARTNERS, L.P.

2838 Woodside Street

Dallas, Texas 75204

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To Be Held On May 1, 2007

To our common unitholders:

A special meeting of our common unitholders will be held at the Hotel ZaZa, 2332 Leonard Street, Dallas, Texas 75201 on May 1, 2007, at 10:00 a.m. local time, to consider and vote upon a proposal to approve (a) a change in the terms of our class G units to provide that each class G unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.

We have set the close of business on April 2, 2007 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting. A list of common unitholders entitled to vote is on file at our offices located at 2838 Woodside Street, Dallas, Texas 75204, and will be available for inspection by any common unitholder during the meeting.

YOUR VOTE IS IMPORTANT. If you cannot attend the special meeting, you may vote by mailing the proxy card in the enclosed postage-prepaid envelope. Any common unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS
OF ENERGY TRANSFER PARTNERS, L.L.C., the general partner of
ENERGY TRANSFER PARTNERS GP, L.P., the general partner of
ENERGY TRANSFER PARTNERS, L.P.

Thomas P. Mason
Secretary
Energy Transfer Partners, L.L.C.

Dallas, Texas

March     , 2007

i

ENERGY TRANSFER PARTNERS, L.P.

2838 Woodside Street

Dallas, Texas 75204

PROXY STATEMENT

SPECIAL MEETING OF COMMON UNITHOLDERS

May 1, 2007

This proxy statement contains information related to the special meeting of common unitholders of Energy Transfer Partners, L.P. (“Energy Transfer”) and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy is first being mailed to Energy Transfer’s common unitholders and the holders of any other units entitled to vote on or about April     , 2007.

QUESTIONS AND ANSWERS

The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Common unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, CONTACT INNISFREE M&A INCORPORATED AT 1-888-750-5834 OR 501 Madison Avenue, 20th Floor, New York, New York 10022.

Q:	WHO IS SOLICITING MY PROXY?

A:	Energy Transfer Partners GP, L.P. (“ETP GP”), our general partner, is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders. Certain directors, officers and employees of Energy Transfer Partners, L.L.C., the general partner of ETP GP, and Innisfree M&A Incorporated (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting will be held on May 1, 2007 at 10:00 a.m. local time at the Hotel ZaZa, 2332 Leonard Street, Dallas, Texas 75201.

Q:	WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A:	At the special meeting, our common unitholders will act upon a proposal to approve (a) a change in the terms of our class G units to provide that each class G unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Conversion Proposal”). Upon approval of the Conversion Proposal, all 26,086,957 outstanding class G units will convert into 26,086,957 common units upon the request of the holder of the class G units.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	All common unitholders who owned our common units at the close of business on the record date, April 2, 2007, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. The holders of our class G units are not eligible to vote on the Conversion Proposal.

Q:	HOW DO I VOTE?

A:

Just mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common units may be represented at the special meeting. You may also attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

Q:	WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A:	To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

Q:	IF MY COMMON UNITS ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY COMMON UNITS FOR ME?

A:	Your broker will not vote your common units unless you provide instructions on how to vote. You should instruct your broker how to vote your common units upon receipt of your broker’s request for voting instructions. Without your instructions, your common units will not be voted.

Q:	WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF THE PARTNERSHIP’S GENERAL PARTNER?

A:	The Board of Directors of the general partner of our General Partner recommends that you vote FOR the Conversion Proposal.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL?

A:	The Conversion Proposal requires the approval of a majority of the common units entitled to be voted at the special meeting, provided that the total votes cast by the common unitholders for the Conversion Proposal represents a majority of the common units entitled to vote. A properly executed proxy submitted without instructions how to vote will be voted (except to the extent that the authority to vote has been withheld) FOR the Conversion Proposal. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Q:	WHAT HAPPENS IF THE CONVERSION PROPOSAL IS APPROVED?

A:	If the Conversion Proposal is approved, each outstanding class G unit will convert upon the request of the holder into one common unit, and those new common units will be listed on the New York Stock Exchange.

Q:	WHAT HAPPENS IF THE CONVERSION PROPOSAL IS NOT APPROVED?

A:	The class G units are currently entitled to receive the minimum quarterly distribution of $0.25 per quarter only after the minimum quarterly distribution has been paid on the common units. The class G units and the common units share in any distributions over $0.25 per quarter. If the Conversion Proposal is not approved by May 1, 2007, each class G unit will be entitled to receive 115% of the amount of distributions paid with respect to a common unit, with the class G units having the same order of priority as that of common units. This increased distribution on the class G units will reduce the amount of cash available to be distributed to the common unitholders. Based upon the level of our quarterly distribution for the quarter ended November 30, 2006, the amount would be approximately $12 million per year, including the general partner portion thereof. The class G units will not convert into common units unless the conversion is approved by the common unitholders or there is a change in the rules of the New York Stock Exchange allowing such conversion without the approval of the common unitholders.

ENERGY TRANSFER PARTNERS, L.P.

Who We Are

We are one of the three largest publicly traded master limited partnerships in the United States in terms of equity market capitalization of our outstanding common units (approximately $6.2 billion as of March 1, 2007). We are engaged in the natural gas midstream, transportation and storage business through our operating subsidiary, La Grange Acquisition, L.P. (“ETC OLP”), and are a retail marketer of propane in the United States through our operating subsidiaries, Heritage Operating, L.P. and Titan Energy Partners, L.P. We became a publicly traded master limited partnership in conjunction with an initial public offering as Heritage Propane Partners, L.P. in June 1996. In January 2004, we combined the natural gas midstream and transportation operations of ETC OLP with the retail propane operations of the Partnership. In March 2004, we changed our name to Energy Transfer Partners, L.P.

Prior to our acquisition of Transwestern Pipeline Company, LLC on December 1, 2006, our midstream and transportation and storage businesses owned and operated approximately 12,000 miles of in-service natural gas gathering and transportation pipelines with an additional 600 miles under construction, three natural gas processing plants, two of which are currently connected to our gathering systems, fourteen natural gas treating facilities and three natural gas storage facilities located in Texas. Through ETC OLP, we conduct our natural gas midstream, transportation and storage businesses through two segments, the midstream segment and the transportation and storage segment. Our midstream segment focuses on the gathering, compression, treating, blending, processing and marketing of natural gas and our operations are currently concentrated in the Austin Chalk trend of southeast Texas, the Permian Basin of west Texas, the Barnett Shale in north Texas and the Bossier Sands in east Texas. Our transportation and storage segment focuses on the transportation of natural gas between major markets from various natural gas producing areas through connections with other pipeline systems as well as through our Oasis Pipeline, our East Texas Pipeline, our Fort Worth Basin Pipeline, our natural gas pipeline and storage assets that are referred to as the ET Fuel System, and our Houston Pipeline System.

On December 1, 2006, we completed our acquisition of Transwestern Pipeline Company pursuant to agreements entered into with GE Energy Financial Services and Southern Union Company for $1.0 billion and the assumption of $520.0 million of long-term debt. Transwestern Pipeline Company became a new operating subsidiary for us and represents a new reporting segment. Transwestern Pipeline Company owns and operates a 2,400 mile interstate natural gas pipeline system that connects supply areas in the San Juan Basin in southern Colorado and northern New Mexico, the Anadarko Basin in the Mid-continent and the Permian Basin in west Texas to markets in the Midwest, Texas, Arizona, New Mexico and California. The Transwestern Pipeline system interconnects to our existing intrastate pipelines in west Texas as well as other intrastate and interstate pipelines in west Texas. Transwestern Pipeline Company is also constructing a 260-mile lateral pipeline into the Phoenix area as well as an expansion of the lateral pipeline into the San Juan Basin.

We are one of the three largest retail marketers of propane in the United States, serving more than one million customers from 442 customer service locations in 41 states. Our propane operations extend from coast to coast with concentrations in the western, upper midwestern, northeastern and southeastern regions of the United States.

For the year ended August 31, 2006, we had revenues of approximately $7.9 billion, operating income of approximately $642.9 million and net income of approximately $515.9 million. For the three-month period ended November 30, 2006, we had revenues of approximately $1.4 billion, operating income of approximately $107.8 million and net income of approximately $71.0 million.

Our Business Strategy

Our goal is to increase unitholder distributions and the value of our common units. We believe we have engaged, and will continue to engage, in a well-balanced plan for growth through acquisitions and through measures aimed at increasing the profitability of our existing assets.

We intend to continue to operate as a diversified, growth-oriented master limited partnership with a focus on increasing the amount of cash available for distribution on each common unit. We believe that by pursuing independent operating and growth strategies for our natural gas midstream, transportation and storage and propane businesses, we will be best positioned to achieve our objectives. We expect that midstream, transportation and storage acquisitions, such as our acquisitions of the Houston Pipeline System and the Transwestern Pipeline, will be the primary focus of our acquisition strategy going forward, although we will also continue to pursue complementary propane acquisitions. We also anticipate that our midstream, transportation and storage business will provide internal growth projects of greater scale compared to those available in our propane business.

INTERESTS OF CERTAIN PERSONS

In considering the recommendation of our board of directors to approve the Conversion Proposal, you should be aware that nine directors who are recommending the proposal also serve as directors of the general partner of Energy Transfer Equity, L.P., the holder of the class G units. None of these nine directors participated in our general partner’s decision to issue the class G units, nor did they determine the price per unit at which the class G units were issued. The decision to issue to ETE the class G units, and the price paid by ETE for the class G units of $46.00 per unit, which amount was based on a market discount from the closing price for the our common units on October 31, 2006, of $48.94, was determined by a committee of independent directors of our board of directors.

In addition, please note the following:

•

Ray C. Davis and Kelcy L. Warren, each a Co-Chief Executive Officer and Co-Chairman of the board of directors of the general partner of our general partner, are members of the sole general partner of ETC Holdings, LP, a partnership that beneficially owns 70,600,963, or 56.77%, of the common units of ETE;

•

John W. McReynolds, a member of our board of directors and a director of the general partner of ETE, and President and Chief Financial Officer of ETE, is the owner of the general partner of FEM Group, L.P., a partnership that beneficially owns all of the class B units of ETE; and

•

H. Michael Krimbill, a director and the President and Chief Financial Officer of the general partner of our general partner at the time of the board’s approval of the class G units, owns 1,547,635, or 1.25%, of the common units of ETE.

If the Conversion Proposal is approved, ETE will receive common units and the class G units will be cancelled. If the Conversion Proposal is approved, the common units to be issued to ETE will be listed on the NYSE and will therefore be a more liquid security than the class G units. Neither ETE nor our other unitholders will receive any additional securities or other consideration if the Conversion Proposal is approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 1, 2007, regarding the beneficial ownership of our securities by certain beneficial owners, all directors and named executive officers of the general partner of our general partner, each of the named executive officers and all directors and executive officers of the General Partner of our General Partner as a group, of our Common Units, Class E Units and Class G Units. The General Partner knows of no other person not disclosed herein who beneficially owns more than 5% of our Common Units.

Title of Class	Name and Address of Beneficial Owner(1)	Beneficially Owned	Percent of Class
Common Units	Ray C. Davis(3)	16,000	*
	Kelcy L. Warren(3)	15,000	*
	Bill W. Byrne	159,910	*
	David R. Albin(5)	—	*
	Kenneth A. Hersh(5)	—	*
	Paul E. Glaske	44,595	*
	Michael K. Grimm	2,202	*
	John D. Harkey, Jr.	666	*
	K. Rick Turner(5)	6,262	*
	Ted Collins, Jr.	34,262	*
	John W. McReynolds	6,311	*
	R.C. Mills(4)	701,018	*
	Mackie McCrea(3)	13,332	*
	Karen Z. Hicks	7,176	*
	All Directors and Executive Officers as a Group (14 persons)	1,006,734	0.908%
	ETE	36,413,840	32.886%
Class E Units	Heritage Holdings, Inc.(7)	8,853,832	100%
Class G Units	ETE	26,086,957	100%

*	Less than one percent (1%)
(1)	The address for Messrs. Davis and Warren is 2838 Woodside Street, Dallas, Texas 75204. The address for Heritage Holdings is 8801 S. Yale Avenue, Suite 310, Tulsa, Oklahoma 74137. The address for Messrs. Albin and Hersh is 125 E. John Carpenter Freeway, Suit 600, Irving, Texas 75062. The address for Mr. McCrea is 800 E. Sonterra Blvd., San Antonio, Texas 78258. The address for Mr. Mills is 5000 Sawgrass Village Circle, Suite 4, Ponte Vedra Beach, Florida 32082. The address for ETE and Mr. McReynolds is 2828 Woodside Street, Dallas, Texas 75204. The address for Ms. Hicks is 754 River Rock Drive, Helena, Montana, 59602. The address for Messrs. Byrne, Grimm, Collins, Glaske, Harkey, and Turner is 2838 Woodside Street, Dallas, Texas 75204.
(2)	Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Securities Exchange Act of 1934. Under that rule, a person is generally considered to be the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof (“Voting Power”) or to dispose or direct the disposition thereof (“Investment Power”) or has the right to acquire either of those powers within sixty (60) days.
(3)	Due to the ownership by Messrs. Davis, Warren and McCrea of interests in ETE, they may be deemed to beneficially own the limited partnership interests held by ETE to the extent of their respective interests therein. Any such deemed ownership is not reflected in the table.
(4)	Mr. Mills shares Voting Power and Investment Power with respect to a portion of his units with his spouse.
(5)	Each of Messrs. Albin, Hersh, and Turner are representatives of or owners in entities owning interests in ETE and may be deemed to beneficially own the limited partnership interest held by ETE though any such deemed ownership is not depicted in the table.

(6)	ETE owns all of the member interests of Energy Transfer Partners, L.L.C and all of the Class A limited partner interests and 100% of the Class B limited partner interests in Energy Transfer Partners GP, L.P. Energy Transfer Partners, L.L.C. is the General Partner of Energy Transfer Partners, GP, L.P. with a .01% General Partner interest. LE GP, LLC, the General Partner of ETE may be deemed to beneficially own the Common Units owned of record by ETE. The sole members of LE GP, LLC are Ray C. Davis, Kelcy L. Warren and Natural Gas Partners VI, L.P. (the “NGP Fund”). G.F.W. Energy VI L.P. is the sole General Partner of the NGP Fund and G.F.W. VI, L.L.C. is the sole General Partner of G.F.W. Energy VI L.P. Messrs. Hersh and Albin, who constitute a majority of the members of G.F.W. VI, L.L.C., may also be deemed to share power to vote or to direct the vote and to dispose or to direct the disposition of the Common Units held by ETE.
(7)	Energy Transfer Partners, L.P. indirectly owns 100% of the common stock of Heritage Holdings, Inc.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

	Price Range		Cash Distributions per common unit
	High	Low
2005 Fiscal Year
First Quarter Ended November 30, 2004	$54.75	$43.01	$0.8750
Two-for-One Unit Split			n/a
Second Quarter Ended February 28, 2005	32.69	25.59	0.4625
Third Quarter Ended May 31, 2005	33.13	28.54	0.4875
Fourth Quarter Ended August 31, 2005	39.09	31.69	0.5000

2006 Fiscal Year
First Quarter Ended November 30, 2005	$37.72	$30.53	$0.5500
Second Quarter Ended February 28, 2006	37.98	33.55	0.5875
Third Quarter Ended May 31, 2006	45.85	35.31	0.6375
Fourth Quarter Ended August 31, 2006	48.00	42.02	0.7500

2007 Fiscal Year
First Quarter Ended November 30, 2006	$54.64	$43.60	$0.7500
Second Quarter Ended February 28, 2007	56.00	49.23		(1)
Third Quarter Ending May 31, 2007 (through April , 2007

(1)	This distribution was announced on March , 2007 and will be payable on or about April , 2007 to holders of record on March , 2007.

DESCRIPTION OF UNITS

Units

We currently have outstanding common units, class E units and class G units. Set forth below is a description of the relative rights and preferences of holders of these classes of units as specified in our partnership agreement, a copy of which is filed as an exhibit to filings we have made with the Securities Exchange Commission. References in this “Description of Units” to “we,” “us” and “our” mean Energy Transfer Partners, L.P. As of April 2, 2007, there were issued and outstanding 110,890,596 common units, 8,853,832 class E units and 26,086,957 class G units.

No person is entitled to preemptive rights in respect of issuances of securities by us, except that Energy Transfer Partners GP, L.P., our general partner, has the right to purchase sufficient partnership securities to maintain its general partner equity interest in us.

Common Units

Our common units are registered under the Securities Exchange Act of 1934 and are listed for trading on the New York Stock Exchange. Each holder of a common unit is entitled to one vote per unit on all matters presented to the limited partners for a vote. In addition, if at any time any person or group (other than our general partner and its affiliates) owns beneficially 20% or more of all common units, any common units owned by that person or group may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The common units are entitled to distributions of available cash as described below under “Cash Distribution Policy.”

As of April 2, 2007, we had 110,890,596 Common Units outstanding, of which 73,470,022 were held by the public, 36,413,840 were held by ETE or its affiliates, and 1,006,734 were held by our officers and directors. As of such date, the common units represent an aggregate 98.0% limited partner interest in us. Our general partner owns an aggregate 2.0% general partner interest in us.

Class E Units

In conjunction with our purchase of the capital stock of Heritage Holdings in January 2004, the 4,426,916 common units held by Heritage Holdings were converted into 4,426,916 class E units. Pursuant to our two-for-one unit split completed on March 15, 2005, there are currently 8,853,832 class E Units outstanding, all of which are owned by Heritage Holdings. The class E units generally do not have any voting rights. These class E units are entitled to aggregate cash distributions equal to 11.1% of the total amount of cash distributed to all unitholders, including the class E unitholders, up to $1.41 per unit per year. Management plans to leave the class E units in the form described here indefinitely. In the event of our termination and liquidation, the class E units will be allocated 1% of any gain upon liquidation and will be allocated any loss upon liquidation to the same extent as the common units. After the allocation of such amounts, the class E units will be entitled to the balance in their capital accounts, as adjusted for such termination and liquidation. The terms of the class E units were determined in order to provide us with the opportunity to minimize the impact to us of our ownership of Heritage Holdings, including the deferred tax liabilities of Heritage Holdings that we inherited in connection with our purchase of Heritage Holdings. The class E units are treated as treasury stock for accounting purposes because they are owned by our wholly-owned subsidiary, Heritage Holdings. Due to the ownership of the class E units by this corporate subsidiary, the payment of distributions on the class E units will result in annual tax payments by Heritage Holdings at corporate federal income tax rates, which tax payments will reduce the amount of cash that would otherwise be available for distribution to us, as the owners of Heritage Holdings. Because distributions on the class E units will be available to us as the owner of Heritage Holdings, those funds will be available, after payment of taxes, for our general partnership purposes, including to satisfy working capital requirements, for the repayment of outstanding debt and to make distributions to our unitholders. Because the class E units are not entitled to receive any allocation of our income, gain, loss, deduction or credit that is attributable to our ownership of Heritage Holdings, such amounts will instead be allocated to our general partner in accordance with its respective interest and the remainder to all unitholders other than the holders of class E units pro rata. In the event that our distributions exceed $1.41 per unit annually, all such amounts in excess thereof will be available for distribution to unitholders other than the holders of class E units in proportion to their respective interests.

Class G Units

Each class G unit will initially be entitled to receive 100% of the quarterly cash distribution paid in respect of each of our common units; provided that the class G units will be subordinated to our common units with respect to the payment of the minimum quarterly distribution for such quarter (in an amount equal to $0.25 per quarter) and any arrearages with respect to the payment of the minimum quarterly distribution for all prior quarters subsequent to the issuance of the class G units. If the Conversion Proposal is approved, the class G units will be convertible into our common units, on a one-for-one basis, immediately following the approval by our unitholders of such change in the terms of the class G units. Holders of the class G units are not entitled to vote upon the Conversion Proposal, but otherwise are entitled to the same voting rights as our common units, and the class G units will vote with our common units as a single class on each matter with respect to which our common units are entitled to vote. If the Conversion Proposal is not approved by May 1, 2007, then each class G unit will be entitled to receive 115% of the quarterly amount distributed by us in respect of each of our common units on a pari passu basis with distributions on our common units.

Upon our dissolution and liquidation, each class G unit will initially be entitled to receive 100% of the amount distributed on each of our common units, but only after each of our common units has received an amount equal to its capital account, plus the minimum quarterly distribution for the quarter in which the liquidation occurs, plus any arrearages in the minimum quarterly distribution with respect to prior quarters. If, however, our unitholders do not approve the proposal to change the terms of the class G units to make them convertible into our common units, then each class G unit will be entitled upon liquidation to receive 115% of the amount distributed in respect of each of our common units on a pari passu basis with liquidating distributions on our common units.

Cash Distribution Policy

Our partnership agreement requires us to distribute all of our “available cash” to our unitholders and our General Partner within 45 days following the end of each fiscal quarter. The term “available cash” is defined in our partnership agreement and generally means, with respect to any fiscal quarter of our partnership, all of our cash on hand at the end of each quarter, plus working capital borrowings after the end of the quarter, less reserves established by our general partner in its sole discretion to provide for the proper conduct of our business, to comply with applicable law or agreements, or to provide funds for future distributions to partners.

We currently distribute at the end of each fiscal quarter available cash as follows:

•

First, 98% to the common, class E and class G unitholders in accordance with their percentage interests, and 2% to our general partner, until each common unit has received $0.25 per unit for that quarter;

•

Second, 98% to all common, class E and class G unitholders in accordance with their percentage interests, and 2% to our general partner, until each common unit has received $0.275 per unit for that quarter;

•

Third, 85% to all common, class E and class G unitholders in accordance with their percentage interests, 13% to the holders of incentive distribution rights, pro rata, and 2% to our general partner, until each common unit has received $0.3175 per unit for that quarter;

•

Fourth, 75% to all common, class E and class G unitholders in accordance with their percentage interests, 23% to the holders of incentive distribution rights, pro rata, and 2% to our general partner, until each common unit has received $0.4125 per unit for that quarter; and

•

Thereafter, 50% to all common, class E and class G unitholders in accordance with their percentage interests, 48% to the holders of incentive distribution rights, pro rata, and 2% to our general partner.

Notwithstanding the foregoing, any arrearage in the payment of the minimum quarterly distribution for all prior quarters and the distributions on each class E unit may not exceed $1.41 per year.

The total amount of distributions for the 2006 fiscal year on common units, previously outstanding class C units, previously outstanding class F units, the general partner interests, and the general partner incentive distribution rights totaled $248.2 million, $3.6 million, $3.2 million, $7.0 million and $81.7 million, respectively. All such distributions were made from our available cash. Distributions on class E units, which represent treasury units for reporting purposes, are retained by Energy Transfer.

THE CONVERSION PROPOSAL

Background

On November 1, 2006, we issued to ETE 26,086,957 class G units in exchange for a cash contribution of $1.2 billion. The proceeds of the issuance of the class G units were used to fund a portion of our acquisition of the Transwestern Pipeline and to repay indebtedness incurred in connection with our acquisition of Titan Energy Partners LP and Titan Energy GP LLC. The price paid by ETE for the class G units was based on a market discount from the closing price for our common units on October 31, 2006.

We chose to issue the units as class G units rather than common units because the issuance of common units to ETE in the quantity estimated to be issued would have required a common unitholder vote under the rules of the New York Stock Exchange prior to our sale of the units to ETE. Because we were able to sell a substantially large block of equity in a single transaction, without incurring underwriter’s fees, and at a price that was deemed to be reasonable and fair by an independent committee of directors of our board of directors, we issued class G units, which will not be convertible to common units until such conversion is approved by our common unitholders. We are now asking you to approve this conversion.

Advantages of the Conversion Proposal

Our general partner believes that the Conversion Proposal is in our best interests and our common unitholders and should be approved for the following reasons:

•

ETE could have insisted upon receiving only common units when it agreed to purchase our limited partner interests, which would have required a prior unitholder vote and delayed our receipt of the proceeds of the offering.

•	ETE could have made its purchase of units conditioned upon unitholder approval prior to completion, thereby subjecting the transaction to an additional risk of a closing condition.

•

A special committee of independent directors of our general partner, after extensive evaluation, negotiation and deliberation of the terms of the class G units (including the right of the holder of the class G units to receive distributions per class G unit equal to 115% of the distributions per common unit if the Conversion Proposal is not approved by our unitholders) and the purchase price thereof, determined that the issuance of the class G units to ETE would be fair to, and in the best interests of, us and our unitholders.

•

If the common unitholders fail to approve the Conversion Proposal, the terms of the class G units will automatically be changed to provide that the amount allocated or distributed to each class G unit will equal 115% of the amount allocated or distributed to each common unit on a pari passu basis with the common units. The primary purpose of the potential increase in the amount of the distribution on the class G units is to compensate the holder of the class G units for the liquidity discount of continuing to hold class G units for which there is no market in the event that the Conversion Proposal is not approved by our unitholders. If the Conversion Proposal is not approved on or before May 1, 2007, the increased distribution on the class G units will reduce the amount of cash available to be distributed to the common unitholders after the minimum quarterly distribution has been paid. Based upon the level of our quarterly distribution for the quarter ended November 30, 2006, the amount of this reduction would be approximately $12 million per year, including the general partner’s portion thereof. The amount of this reduction will continue to grow if the common unit distribution is increased in the future.

Disadvantages of the Conversion Proposal

•

The common units will lose their priority over the class G units in receiving the minimum quarterly distribution of $0.25 per fiscal quarter. We currently do not expect this to affect the amount of cash we distribute to the common units as we have been distributing, and expect to continue distributing, cash per unit per fiscal quarter significantly in excess of the minimum quarterly distribution on all common units and class G units.

•

Because the number of common units will increase, the voting power of each common unit you own will be decreased. However, common unitholders have limited voting rights on matters affecting our business and have no right to elect our general partner or members of the board of directors of the general partner of our general partner on an annual or other basis.

Recommendation of the Board of Directors

The board of directors of our general partner believes that because of the advantages described above, the Conversion Proposal is in our best interests and our common unitholders and should be approved.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS OF ENERGY TRANSFER PARTNERS, L.L.C., OUR GENERAL PARTNER, BELIEVES THAT THE CONVERSION PROPOSAL IS IN THE BEST INTERESTS OF US AND OUR COMMON UNITHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CONVERSION PROPOSAL.

THE SPECIAL MEETING

Time and Place

The special meeting will be held on May 1, 2007 at 10:00 a.m. local time at the Hotel ZaZa, 2332 Leonard Street, Dallas, Texas 75201.

Purpose

At the special meeting, our common unitholders will act upon a proposal to approve (a) a change in the terms of our class G units to provide that each class G unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion. Upon approval of this proposal, all 26,086,957 outstanding class G units will convert into 26,086,957 common units upon the request of the holder of the class G units.

Record Date

Our general partner has fixed the close of business on April 2, 2007, as the record date for the determination of holders of common units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. Only holders of record of common units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A complete list of such common unitholders will be available for inspection in the offices of Energy Transfer Partners, L.P., 2838 Woodside Street, Dallas, Texas 75204, during normal business hours upon written demand by any holder of our common units.

Holders Entitled to Vote

All unitholders who owned our common units at the close of business on the record date, April 2, 2007, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting; provided that, any person or group (other than our general partner and its affiliates) that owns beneficially 20% or more of all our common units may not vote on any matter and common units held by such holders are not considered to be outstanding.

Each common unitholder is entitled to one vote for each common unit owned on all matters to be considered. On April 2, 2007, 110,890,596 common units were issued and outstanding. Holders of class G units are not entitled to vote on the Conversion Proposal with respect to the class G units held by them.

Vote Required

The Conversion Proposal requires the approval of a majority of the votes cast by the holders of our common units, provided that the total votes cast by the common unitholders on the proposal represents a majority of the common units entitled to vote. A properly executed proxy submitted without instructions how to vote will be voted (except to the extent that the authority to vote has been withheld) FOR the Conversion Proposal. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

ETE, the holder of the class G units, also holds 36,413,840 of our common units, and intends to vote all of its common units in favor of the Conversion Proposal. Because ETE’s votes are not sufficient to approve the Conversion Proposal, we encourage you to take part in the decision process by voting by proxy or at the special meeting.

Brokers who hold common units in street name for customers have the authority to vote on certain “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of such common units with respect to non-routine matters, brokers may not vote such common units with respect to the approval and adoption of such a proposal, known as a “broker non-vote.” Assuming that the votes cast on the Conversion Proposal constitutes a majority of the votes entitled to be cast, a broker non-vote will not have any effect on the Conversion Proposal since the Conversion Proposal requires the support of only a majority of the votes cast.

Quorum

If a majority of our outstanding common units on the record date is present in person or by proxy at the special meeting, that majority will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card.

Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the special meeting.

Revocation of Proxies

Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Energy Transfer Partners, L.L.C. either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and so request. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

Solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by our partnership. In addition to the use of the mails, proxies may be solicited by employees of the general partner, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Innisfree M&A Incorporated to aid in the solicitation of proxies. We will pay to third parties a total of approximately $10,000, plus out of pocket expenses, for all of these services. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

Householding of Proxy Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and related documents with respect to two or more unitholders sharing the same address by delivering a single proxy statement and related documents addressed to those unitholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for unitholders and cost savings for the Partnership.

One proxy statement will be delivered to multiple unitholders sharing an address unless we receive contrary instructions from one or more of the unitholders sharing such address. Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this proxy statement to the unitholder at the shared address to which a single copy of the proxy statement was delivered and provide instructions as to how the unitholder can notify us that the unitholder wishes to receive other communications to the unitholder in the future. In the event a unitholder desires to provide us with such notice, it may be given by writing or calling us at the following address: Energy Transfer Partners, L.P., 2838 Woodside Street, Dallas, Texas 75204, Attention: Secretary, Telephone: (214) 981-0700.

Adjournment

The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies).

No Unitholder Proposals

Your common units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner can make a proposal at the meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Act or the law of any other state in which we are qualified to do business.

Dissenter’s Rights

We were formed under the laws of the State of Delaware. Under those laws, dissenters’ rights are not available to our common unitholders with respect to the matters to be voted on at the special meeting.

THIS PROXY STATEMENT INCORPORATES BY REFERENCE CERTAIN DOCUMENTS CONCERNING ENERGY TRANSFER PARTNERS, L.P. THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ENERGY TRANSFER PARTNERS, L.P. UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMMON UNITS, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO ENERGY TRANSFER PARTNERS, L.P., 2838 WOODSIDE STREET, DALLAS, TEXAS 75204, ATTENTION: SECRETARY, (214) 981-0700. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY APRIL 20, 2007.

FORWARD-LOOKING STATEMENTS

Some of the information included in this proxy statement and the documents we incorporate by reference in this proxy statement contains “forward-looking” statements that involve a number of risks and uncertainties. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on the current beliefs of our management as well as assumptions made by, and information currently available to, management. Words such as “may,” “will,” “anticipate,” “believe,” “expect,” “estimate,” “intend,” “project” and other similar phrases or expressions identify forward-looking statements. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate revenues, income or cash flow are forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the documents that we have incorporated by reference in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and other reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. (Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.) Our filings also are available to the public at the Commission’s web site at http://www.sec.gov. Our common units are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Secretary, c/o Energy Transfer Partners, L.P., 2838 Woodside Street, Dallas, Texas 75204. We also make available free of charge on our website, at http://www.energytransfer.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Energy Transfer Partners, L.P. with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated herein by reference:

(a)	annual report on Form 10-K for the year ended August 31, 2006;

(b)	quarterly report on Form 10-Q for the quarter ended November 30, 2006;

(c)	current reports on Form 8-K filed December 5, 2006 (as amended on January 8, 2007), January 11, 2007, January 17, 2007, and March 7, 2007;

(d)	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and prior to the date of the special meeting.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Our independent registered public accountants are not expected to be present at the special meeting.

PROXY

ENERGY TRANSFER PARTNERS, L.P.

SPECIAL MEETING – MAY 1, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ENERGY TRANSFER PARTNERS, L.L.C.

The undersigned, whose signature appears on the reverse, hereby appoints Thomas P. Mason and Sonia Aube or each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units of Energy Transfer Partners, L.P. which the undersigned would be entitled to vote if personally present at the special meeting to be held on May 1, 2007 and at any and all adjournments thereof, on all matters that may properly come before the special meeting.

Your common units will be voted as directed on this card. If this card is signed and no direction is given for any item, it will be voted in favor of all items.

Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR PROXY PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP ENERGY TRANSFER PARTNERS, L.P. AVOID ADDITIONAL EXPENSES.

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

DETACH HERE

☒

PLEASE MARK VOTES

AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS OF ENERGY TRANSFER PARTNERS, L.L.C., THE GENERAL PARTNER OF OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.	A proposal to approve (a) a change in the terms of our class G units to provide that each class G unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.

☐	☐	☐
FOR	AGAINST	ABSTAIN

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE ☐

NOTE: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: